Exhibit 99.1

The Chefs’ Warehouse, Inc. Reports Third Quarter 2011 Financial Results

Net Sales Increased 20%

Ridgefield, CT, October 27, 2011 – The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States, today reported financial results for its third quarter and year-to-date ended September 23, 2011.

Financial highlights for the third quarter of 2011 compared to the third quarter of 2010:

•	Net sales increased 20% to $101.7 million for the third quarter of 2011 from $84.9 million for the third quarter of 2010.

•	Gross profit increased 21% to $26.6 million for the third quarter of 2011 from $22.1 million for the third quarter of 2010.

•	Earnings (loss) per diluted share available to common stockholders was $(0.06) for the third quarter of 2011 compared to $0.13 per diluted share for the third quarter of 2010.

•

Modified pro forma earnings per diluted share available to common stockholders[1], or EPS, increased 12% to $0.19 per diluted share for the third quarter of 2011 from $0.17 per diluted share for the third quarter of 2010.

•	Adjusted EBITDA[1] increased 17% to $7.9 million for the third quarter of 2011 from $6.7 million for the third quarter of 2010.

“We are very pleased with our third quarter results which reflect continued momentum from the first half of the year, despite the financial impact from Hurricane Irene, which negatively impacted our GAAP EPS and modified pro forma EPS by approximately $0.01,” said Chris Pappas, chairman and chief executive officer of The Chefs’ Warehouse, Inc. “Integration of the Harry Wils & Co. acquisition is on target and we remain focused on selectively pursuing other acquisitions while also increasing penetration with existing customers and expanding our customer base within our existing markets. In doing so, we have increased fleet capacity and routes to ensure we meet our high standard of customer service levels.”

Third Quarter Fiscal 2011 Results

Net sales for the quarter ended September 23, 2011 increased approximately 20% to $101.7 million from $84.9 million for the quarter ended September 24, 2010. The increase in net sales was principally the result of increased case volume as well as increased revenue per case. Our increase in net sales also included approximately $5.4 million of net sales related to the Harry Wils & Co. acquisition, which was completed on June 24, 2011.

Gross profit increased approximately 21% to $26.6 million for the third quarter of 2011 from $22.1 million for the third quarter of 2010. Total operating expenses increased by approximately 35% to $21.3 million for the third quarter of 2011 from $15.8 million for the third quarter of 2010. The increase in total operating expenses was primarily due to a previously disclosed non-cash stock compensation charge of approximately $1.9 million associated with a restricted share award to two key employees, higher sales volume, as well as ongoing acquisition transition costs relating to Harry Wils & Co.

Operating income decreased to $5.3 million for the third quarter of 2011 compared to $6.3 million for the third quarter of 2010. The decrease in operating income was primarily due to the non-cash stock compensation charge of approximately $1.9 million described above, along with increased operating costs associated with the integration of the Harry Wils & Co. acquisition as well as building fleet capacity to ensure continued high customer service levels.

[1]

Please see the Consolidated Statements of Operations at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income available to common stockholders and modified pro forma EPS to these measures’ most directly comparable GAAP measure.

Net loss available to common stockholders was $(1.2) million, or $(0.06) per diluted share, for the third quarter of 2011 compared to net income available to common stockholders of $3.1 million, or $0.13 per diluted share, for the third quarter of 2010. The net loss was primarily due to the following items related to the refinancing of our senior secured credit facilities in conjunction with our IPO: $2.9 million write-off of deferred financing fees, $1.7 million write-off of original issue discount, and payment of $827,000 call premium. In addition, we incurred a $1.9 million charge in the quarter for the immediate vesting of a restricted share award to two key employees as well as $1.3 million of interest expense incurred on our senior secured debt acquired in October 2010 to redeem our Class A shares.

On a non-GAAP basis, modified pro forma net income available to common stockholders1 was $4.0 million and modified pro forma EPS was $0.19 for the third quarter of 2011 compared to modified pro forma net income available to common stockholders of $3.5 million and modified pro forma EPS of $0.17 for the third quarter of 2010.

The Company estimates that Hurricane Irene accounted for approximately $1.6 million of lost revenue, $400,000 of lost gross profit dollars and $400,000 of lost operating income. The Company also estimates that Hurricane Irene negatively impacted the GAAP EPS and modified pro forma EPS by approximately $0.01.

39 Weeks Ended September 23, 2011 Compared to 39 Weeks Ended September 24, 2010

Net sales for the 39 weeks ended September 23, 2011 increased approximately 19% to $284.1 million from $238.5 million for the 39 weeks ended September 24, 2010. The increase in net sales was principally the result of increased case volume as well as increased revenue per case. Our increase in net sales also included approximately $3.8 million of net sales related to our Florida operations, which we acquired in June 2010, as well as approximately $5.4 million of net sales related to the Harry Wils & Co. acquisition that we completed on June 24, 2011.

Gross profit increased approximately 21% to $74.9 million for the 39 weeks ended September 23, 2011 from $62.0 million for the 39 weeks ended September 24, 2010. Total operating expenses increased by approximately 21% to $56.8 million for the 39 weeks ended September 23, 2011 from $47.1 million for the 39 weeks ended September 24, 2010. The increase in total operating expenses was primarily due to higher sales volume, startup and ongoing acquisition transition costs relating to Harry Wils & Co., the non-cash stock compensation charge of approximately $1.9 million described above and costs associated with our Florida operations. Operating income increased approximately 22% to $18.1 million for the 39 weeks ended September 23, 2011 compared to $14.9 million for the 39 weeks ended September 24, 2010.

Net income available to common stockholders was $2.5 million, or $0.15 per diluted share, for the 39 weeks ended September 23, 2011 compared to $6.6 million, or $0.28 per diluted share, for the 39 weeks ended September 24, 2010.

On a non-GAAP basis, modified pro forma net income available to common stockholders was $10.8 million and modified pro forma EPS was $0.52 for the 39 weeks ended September 23, 2011 compared to modified pro forma net income available to common stockholders of $8.0 million and modified pro forma EPS of $0.38 for the 39 weeks ended September 24, 2010.

2011 Outlook

The Chefs’ Warehouse, Inc. is reiterating its financial guidance for full year 2011.

•	Revenue between $384 million and $392 million.

•	Net income per diluted share between $0.41 and $0.44.

•	Modified pro forma net income per diluted share between $0.76 and $0.79.

Conference Call

The Company will host a conference call to discuss third quarter 2011 financial results today at 5:00 p.m. ET. Hosting the call will be Chris Pappas, chairman and chief executive officer, Jim Wagner, chief operating officer, and Ken Clark, chief financial officer. The conference call can be accessed live over the phone by dialing (877) 705-6003 or for international callers (201) 493-6725. A replay will be available one hour after the call and can be accessed by dialing (877) 870-5176 or for international callers (858) 384-5517; the conference ID is 380891. The replay will be available until Thursday, November 3, 2011. The call will also be webcast live from the Company’s investor relations website (http://investors.chefswarehouse.com). A replay of the webcast will be available at this location for 30 days.

Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company’s sensitivity to general economic conditions, including the current economic environment, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company’s vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; changes in the availability or cost of the Company’s specialty food products; the ability to effectively price the Company’s specialty food products and reduce the Company’s expenses; the relatively low margins of the foodservice distribution industry and the Company’s sensitivity to inflationary pressures; the Company’s ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to realize expected synergies from those acquisitions; increased fuel costs and expectations regarding the use of fuel surcharges; the loss of key members of the Company’s management team and the Company’s ability to replace such personnel; and the strain on the Company’s infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company’s control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse

The Chefs’ Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States focused on serving the specific needs of chefs who own and/or operate some of the nation’s leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools and specialty food stores. The Chefs’ Warehouse, Inc. carries and distributes more than 11,500 products to more than 7,000 customer locations throughout the United States.

Contacts:

Investor Relations

Don Duffy/Dara Dierks, (718) 684-8415

Media Relations

Ted Lowen, (646) 277-1238

THE CHEFS’ WAREHOUSE, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

GAAP PRESENTATION WITH RECONCILIATION TO MODIFIED PRO FORMA RESULTS

THIRTEEN AND THIRTY NINE WEEKS ENDED SEPTEMBER 23, 2011 AND SEPTEMBER 24, 2010

(unaudited; in thousands except share amounts and per share data)

	13 Weeks Ended		39 Weeks Ended
	23-Sep-11	24-Sep-10	23-Sep-11	24-Sep-10
Sales	$101,681	$84,928	$284,118	$238,542
Cost of Sales	75,051	62,865	209,199	176,552

Gross Profit	26,630	22,063	74,919	61,990

Operating Expenses	21,290	15,810	56,820	47,102

Operating Income	5,340	6,253	18,099	14,888

Gain on Interest Rate Swap	—	228	81	658
Interest Expense	7,249	472	14,042	1,612
Loss on Sale of Assets	—	—	3	—

Pretax (loss) Income	(1,909)	6,009	4,135	13,934

Provision for taxes	(724)	1,600	1,648	3,700

Net (loss) Income	$(1,185)	$4,409	$2,487	$10,234

Deemed Dividend Accretion on Class A Units	—	(1,322)	—	(3,682)

Net (loss) Income attributable to common stockholders	$(1,185)	$3,087	$2,487	$6,552

Net (loss) Income per share attributable to common stockholders
Basic	$(0.06)	$0.14	$0.15	$0.29
Diluted	$(0.06)	$0.13	$0.15	$0.28

Weighted average common shares outstanding

Basic	18,696,304	22,721,388	16,547,077	22,596,440
Diluted	18,696,304	23,356,322	17,024,121	23,370,222

Adjustments to Reconcile GAAP to Modified Pro Forma Results (1)
Net (loss) Income attributable to common stockholders	$(1,185)	$3,087	$2,487	$6,552
Management Fee(2)	—	89	—	262
Incremental Public Company Costs(3)	(100)	(350)	(750)	(1,050)
Stock Compensation Charges(4)	1,822	—	1,592	—
Interest Expense(5)	1,349	—	7,292	—
Deferred Financing Fee Write-Off(6)	2,860	—	2,860	—
Call Premium(7)	827	—	827	—
Original Issue Discount Write-Off(8)	1,708	—	1,708	—
Effective Tax Rate @ 39%(9)	—	(641)	—	(1,426)
Tax Effect Adjustments(10)	(3,281)	—	(5,256)	—
Deemed Dividend Accretion on Class A Units(11)	—	1,322	—	3,682

Total Adjustments	5,185	420	8,273	1,468
Modified Pro Forma Net Income	$4,000	$3,507	$10,760	$8,020

Diluted EPS – Modified Pro Forma	$0.19	$0.17	$0.52	$0.38

Diluted Shares Outstanding—Modified Pro Forma (12)	20,834,938	20,834,938	20,834,938	20,834,938

1.

We are presenting modified pro forma net income attributable to common stockholders and modified pro forma EPS, which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income attributable to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income attributable to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of our recent IPO and some items that vary from period to period without any correlation to core operating performance.

2.	Represents a management fee paid to our private equity investor.

3.	Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

4.	Represents the non-cash compensation charge associated with a restricted share award to two key employees, 50% of which vested upon grant, and 50% of which vests ratably over four years.

5.	Represents an adjustment to interest expense assuming post-IPO leverage levels under our new senior secured credit facility.

6.	Represents a non-cash charge associated with the write-off of deferred financing fees upon refinancing our senior debt facilities in connection with our IPO.

7.	Represents a call premium payable upon retirement of our senior secured notes in connection with our IPO.

8.	Represents a non-cash charge associated with the write-off of original issue discount upon retirement of our senior secured term loan in connection with our IPO.

9.	Represents a tax adjustment to normalize the 2010 effective tax rate.

10.	Represents the tax impact of adjustments 2 through 8 above.

11.	Represents the deemed dividend accretion on our Class A units, which we redeemed in October 2010.

12.	Represents diluted shares outstanding after giving effect to our IPO and the equity grants described in note 4.

THE CHEFS’ WAREHOUSE, INC.

2011 FULLY DILUTED EPS GAAP GUIDANCE RECONCILIATION TO 2011 MODIFIED PRO FORMA FULLY DILUTED EPS GUIDANCE

	Low-End Guidance	High-End Guidance
Net Income per diluted share	$0.41	$0.44
Share Count Difference(1)	(0.05)	(0.05)
Incremental Public Company Costs (2)	(0.04)	(0.04)
Stock Compensation Charges (3)	(0.01)	(0.01)
Initial Stock Compensation Charge (4)	0.09	0.09
Write Off of Original Issue Discount (5)	0.08	0.08
Write Off of Deferred Financing Fee (6)	0.14	0.14
Call Premium Paid on Retirement of PIK Notes (7)	0.04	0.04
Interest Expense (8)	0.35	0.35
Tax Effect Adjustments (9)	(0.25)	(0.25)

Total Adjustments	$0.35	$0.35

Modified pro forma net income per diluted share	$0.76	$0.79

1.	Represents difference between GAAP and modified pro forma fully diluted share counts.

2.	Represents an estimate of recurring incremental legal, accounting, insurance and other compliance costs we expect to incur as a public company.

3.	Represents the non-cash compensation charge associated with the portion of a restricted share award to two key employees that did not vest immediately upon grant.

4.	Represents the non-cash compensation charge associated with the portion of a restricted share award to two key employees that vested upon grant.

5.	Represents the write off of the original issue discount associated with our senior secured credit facilities and senior secured notes.

6.	Represents the write off of deferred financing fees incurred to acquire our senior secured credit facilities and senior secured notes.

7.	Represents the call premium paid on the redemption of our senior secured notes in connection with our IPO.

8.	Represents an adjustment to interest expense assuming post-IPO leverage levels under our new credit facility.

9.	Represents the tax impact of adjustments 2 through 8 above.

THE CHEFS’ WAREHOUSE, INC.

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET (LOSS) INCOME

THIRTEEN AND THIRTY NINE WEEKS ENDED SEPTEMBER 23, 2011 AND SEPTEMBER 24, 2010

(unaudited; in thousands except share amounts and per share data)

	13 Weeks Ended		39 Weeks Ended
	23-Sep-11	24-Sep-10	23-Sep-11	24-Sep-10
Net (Loss) Income:	$(1,185)	$4,409	$2,487	$10,234
Interest Expense	7,249	472	14,042	1,612
Deprecation & amortization	429	406	1,211	1,371
Provision for income taxes	(724)	1,600	1,648	3,700

EBITDA (1)	$5,769	$6,887	$19,388	$16,917

Adjustments:
Gain on fluctuation of interest rate swap (2)	—	(228)	(81)	(658)
(Gain) / loss on the marking to market of foreign exchange contracts (3)	206	—	(37)	—
Management fee (4)	—	89	—	262
Prior years customs duty refund (5)	—	—	(202)	—
Harry Wils & Co. acquisition legal fees (6)	—	—	55	—
Stock Compensation (7)	1,939	—	1,939	—
Workers Compensation trust settlement (8)	—	—	116	—

Adjusted EBITDA (1)	$7,914	$6,748	$21,178	$16,521

1.	We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents the gain or loss we experienced on our interest rate swap in each period. When we entered into our interest rate swap in 2005, we did not elect to account for it under hedge accounting rules. As such, the mark to market movement of the swap is recorded through our statement of operations. This interest rate swap expired January 2011.

3.	Represents the unrealized gain or loss we experienced on our Eurodollar collar we entered into in the first quarter of 2011 as a hedge against imported products denominated and paid for in Euros.

4.	Represents the management fee paid to our former private equity investor.

5.	Represents a refund received for the overpayment of import tariffs since 2007.

6.	Represents legal fees incurred for the acquisition of Harry Wils & Co.

7.	Represents non-cash stock compensation expense associated with an award of restricted shares of our common stock to two key employees immediately following consummation of our IPO.

8.	Represents the settlement recorded with the New York Transportation Industry Workers Compensation Trust.